Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

SMITH & WESSON BRANDS, INC.

and

AMERICAN OUTDOOR BRANDS, INC.

Dated as of [●], 2020

TABLE OF CONTENTS

			Page

Article 1 DEFINITIONS			2

Section	1.1	Definitions	2
Section	1.2	Interpretation	12

Article 2 PRE-DISTRIBUTION ACTIONS			13

Section	2.1	Information Statement; Listing	13
Section	2.2	The Transfer and Other Related Actions.	13
Section	2.3	Transfers of Certain Other Assets and Liabilities	13
Section	2.4	Transfer Agreements	14
Section	2.5	Agreement Relating to Consents Necessary to Transfer Assets and Liabilities	15
Section	2.6	Intercompany Accounts	15
Section	2.7	Intercompany Agreements	16
Section	2.8	Bank Accounts; Cash Balances	16
Section	2.9	Replacement of Guarantees	17
Section	2.10	Further Assurances and Consents	17

Article 3 DISTRIBUTION			18

Section	3.1	Conditions Precedent to the Distribution	18
Section	3.2	The Distribution	19
Section	3.3	Fractional Shares	19
Section	3.4	NO REPRESENTATIONS OR WARRANTIES	20

Article 4 COVENANTS			20

Section	4.1	Books and Records; Access to Information	20
Section	4.2	Litigation Cooperation	21
Section	4.3	Reimbursement	23
Section	4.4	Ownership of Information	23
Section	4.5	Retention of Records	23
Section	4.6	Confidentiality	24
Section	4.7	Privileged Information	24
Section	4.8	Limitation of Liability	25
Section	4.9	Other Agreements Providing for Exchange of Information	25
Section	4.10	Conduct of Incidents Subject to SWBI Insurance	26
Section	4.11	Trademark Phase Out	27

Article 5 RELEASE; INDEMNIFICATION			28

Section	5.1	Release of Pre-Distribution Claims	28
Section	5.2	AOUT Indemnification of the SWBI Group	29
Section	5.3	SWBI Indemnification of the AOUT Group	30
Section	5.4	Procedures	30
Section	5.5	Calculation of Indemnification Amount	31
Section	5.6	Contribution	32
Section	5.7	Non-Exclusivity of Remedies	32
Section	5.8	Survival of Indemnities	32
Section	5.9	Ancillary Agreements	32

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Article 6 MISCELLANEOUS			32

Section	6.1	Notices	33
Section	6.2	Amendments; No Waivers	34
Section	6.3	Expenses	34
Section	6.4	Successors and Assigns	34
Section	6.5	Governing Law	34
Section	6.6	Counterparts; Effectiveness; Third-Party Beneficiaries	34
Section	6.7	Entire Agreement	35
Section	6.8	Tax Matters	35
Section	6.9	Jurisdiction	35
Section	6.10	WAIVER OF JURY TRIAL	35
Section	6.11	Termination	36
Section	6.12	Severability	36
Section	6.13	Survival	36
Section	6.14	Captions	36
Section	6.15	Interpretation	36
Section	6.16	Specific Performance	36
Section	6.17	Performance	36

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SCHEDULES

Schedule	1.1(a)	AOUT Facilities
Schedule	1.1(b)	AOUT Intellectual Property
Schedule	1.1(c)	SWBI Intellectual Property
Schedule	1.1(d)	AOUT IT Assets
Schedule	1.1(e)	AOUT Contracts
Schedule	1.1(f)	Specified AOUT Assets
Schedule	1.1(g)	AOUT Group
Schedule	1.1(h)	AOUT Environmental Liabilities
Schedule	1.1(i)	Specified AOUT Liabilities
Schedule	1.1(j)	Post-Distribution Commercial Agreements
Schedule	1.1(k)	Subleased Premises
Schedule	1.1(l)	Specified SWBI Assets
Schedule	1.1 (m)	SWBI Group
Schedule	1.1(n)	Specified SWBI Liabilities
Schedule	2.7(b)	Intercompany Agreements
Schedule	2.9	Specified Warranty Matters
Schedule	4.2(a)	AOUT Assumed Actions
Schedule	4.2(b)	SWBI Assumed Actions
Schedule	5.3(b)	SWBI Information
Schedule	6.3	Allocation of Certain Expenses

EXHIBITS

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Trademark License Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Amended and Restated Certificate of Incorporation
Exhibit F	Amended and Restated Bylaws

ANNEXES

Annex A	Transfer Plan

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (together with the Schedules and Annex hereto, as amended, amended and restated, supplemented, or modified from time to time, this “Agreement”), is entered into as of [●], 2020, by and between Smith & Wesson Brands, Inc., a Nevada corporation (“SWBI”), and American Outdoor Brands, Inc., a Delaware corporation (“AOUT”).

RECITALS

Capitalized terms used in these recitals without definition have the meanings set forth in Section 1.1.

WHEREAS, the Board of Directors of SWBI has determined that it is in the best interests of SWBI and its stockholders to separate the Outdoor Products and Accessories Business from the Firearm Business;

WHEREAS, AOUT is a wholly owned Subsidiary of SWBI that has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the Distribution and the transactions contemplated by this Agreement;

WHEREAS, in furtherance of the foregoing, the Board of Directors of SWBI has determined that it is in the best interests of SWBI and its stockholders to distribute to the holders of the issued and outstanding shares of common stock, par value $0.001 per share, of SWBI (the “SWBI Common Stock”) as of the Record Date, by means of a pro rata dividend, 100% of the issued and outstanding shares of common stock, par value $0.001 per share, of AOUT (the “AOUT Common Stock”), on the basis of one share of AOUT Common Stock for every four then issued and outstanding shares of SWBI Common Stock (the “Distribution”);

WHEREAS, SWBI and AOUT have prepared, and AOUT has filed with the Commission, the Form 10, which includes the Information Statement, and which sets forth appropriate disclosures concerning AOUT and the Distribution, and the Form 10 has become effective under the Exchange Act;

WHEREAS, the Distribution will be preceded by, among other things, (a) the Transfer, pursuant to which, among other things, the AOUT Assets will be contributed to AOUT (the “Contribution”), and (b) the entry by AOUT into the AOUT Financing Arrangements;

WHEREAS, for United States federal income tax purposes, it is intended that the Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and a distribution to which Section 355 of the Code applies, and it is a condition to the Distribution that SWBI will have obtained the Tax Opinion to such effect as contemplated by Section 3.1(a)(x);

WHEREAS, this Agreement, together with the Ancillary Agreements and other documents implementing the Contribution and Distribution, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g); and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Distribution and to set forth certain agreements that will govern the relationship between those parties following the Distribution.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1Definitions. As used in this Agreement, the following terms have the following meanings:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation, or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the SWBI Group, on the one hand, and no member of the AOUT Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended and Restated Bylaws” has the meaning set forth in Section 2.2(c).

“Amended and Restated Certificate of Incorporation” has the meaning set forth in Section 2.2(c).

“Ancillary Agreement” means each of the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Transfer Agreements, the Post-Distribution Commercial Agreements, the Sublease, the Trademark License Agreement, and any other agreements, instruments, or certificates related thereto or to the transactions contemplated by this Agreement (in each case, together with the schedules, exhibits, annexes, and other attachments thereto).

“AOUT” has the meaning set forth in the preamble to this Agreement.

“AOUT Assets” means, except as expressly otherwise contemplated in this Agreement or any Ancillary Agreement, all right, title, and interest of SWBI and/or its Subsidiaries in the following assets (as determined by SWBI in its sole discretion):

(a)all interests of whatever nature in the real property listed on Schedule 1.1(a), together with all buildings, fixtures, and improvements erected thereon (the “AOUT Facilities”);

(b)all interests in personal property, fixtures, machinery, furniture, office equipment, automobiles, motor vehicles, and other transportation equipment, special and general tools, test devices, prototypes and models, and other tangible personal property (other than any Intellectual Property) located at the AOUT Facilities;

(c)all inventories of materials, supplies, goods in transit, customer returns, and work-in-process and finished goods and products, in each case of whatever kind, nature, or description, in each case solely to the extent exclusively related to or exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business;

(d)all interests in any capital stock or other equity securities or interests of or in any member of the AOUT Group;

(e)all deposits, letters of credit, and performance and surety bonds, in each case solely to the extent exclusively related to or exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business;

(f)all prepaid expenses, trade accounts, and other accounts and notes receivable, in each case solely to the extent exclusively related to or exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business;

(g)the Patent Rights listed on Schedule 1.1(b) and all other Intellectual Property (other than Patent Rights) solely to the extent exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business, including such other Intellectual Property (including software) listed on Schedule 1.1(g) (and excluding the Intellectual Property listed on Schedule 1.1(c));

(h)the IT Assets set forth on Schedule 1.1(d) and all IT Assets solely to the extent exclusively related to or exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business;

(i)all Contracts (including Contracts related to Intellectual Property and IT Assets) and any rights thereunder, in each case solely to the extent primarily related to or primarily used or primarily held for use in connection with the Outdoor Products and Accessories Business, including the Contracts set forth on Schedule 1.1(e);

(j)all claims, causes of action, and similar rights, whether accrued or contingent, in each case solely to the extent primarily related to the Outdoor Products and Accessories Business;

(k)all employee Contracts with any AOUT Participants, including the right thereunder to restrict any AOUT Participant from competing in certain respects;

(l)all Permits exclusively related to or exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business;

(m)Cash and Cash Equivalents solely to the extent (i) located at the AOUT Facilities or (ii) exclusively related to or exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business;

(n)subject to the foregoing clause (m), all bank accounts, lock boxes, and other deposit arrangements, and all brokerage accounts, in each case solely to the extent (i) located at the AOUT Facilities or (ii) exclusively related to or exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business;

(o)all accounting and other legal and business books, records, minute books, corporate documents, ledgers, and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form, in each case solely to the extent primarily related to or primarily used or primarily held for use in connection with the Outdoor Products and Accessories Business;

(p)(i) all Confidential Information, (ii) all cost information, sales and pricing data, supplier records, supplier lists, vendor data, correspondence, and lists, and (iii) all product data and literature, brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials, artwork, designs, formulations and specifications, quality records, and reports (other than any Intellectual Property in any of the foregoing and excluding any Commercial Data), in each case solely to the extent primarily related to or primarily used or primarily held for use in connection with the Outdoor Products and Accessories Business;

(q)all Commercial Data to the extent primarily related to or primarily used or primarily held for use in connection with the Outdoor Products and Accessories Business (for the avoidance of doubt, the parties acknowledge and agree that neither SWBI nor any member of the SWBI Group is receiving any money or other valuable consideration in exchange for AOUT’s retention and use of the consumer database of purchasers of firearm and accessories products branded with trademarks owned by the SWBI Group);

(r)all goodwill associated with the Outdoor Products and Accessories Business or the assets described in clauses (a)-(q) and (s) of this definition; and

(s)any other assets, of whatever sort, nature, or description, that are exclusively related to or exclusively used or exclusively held for use in connection with the Outdoor Products and Accessories Business, including the assets set forth on Schedule 1.1(f).

“AOUT Assumed Actions” has the meaning set forth in Section 4.2(a).

“AOUT Common Stock” has the meaning set forth in the recitals to this Agreement.

“AOUT Credit Facility” means that certain credit agreement to be dated on or around [●], 2020, by and among AOB Products Company and Crimson Trace Corporation, each a direct or indirect Subsidiary of AOUT, any other Borrowers (as defined therein) from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties thereto, and TD Bank, N.A., as administrative agent, as such agreement may be amended, amended and restated, supplemented, or modified from time to time.

“AOUT Designee” has the meaning set forth in Section 2.3(a).

“AOUT Financing Arrangements” means (a) the AOUT Credit Facility and (b) the other Loan Documents (as defined in the AOUT Credit Facility).

“AOUT Financing Transactions” has the meaning set forth in Section 2.2(b).

“AOUT Group” means AOUT and its Subsidiaries as set forth on Schedule 1.1(g), including all predecessors and successors to such Persons.

“AOUT Indemnitees” and “AOUT Indemnitee” have the meanings set forth in Section 5.3(a).

“AOUT Liabilities” means (without duplication) all of the following of SWBI and/or its Subsidiaries (as determined by SWBI in its sole discretion):

(a)any and all Liabilities to the extent relating to, arising out of or in connection with, or resulting from the Outdoor Products and Accessories Business, the business and operation of the AOUT Assets, as currently or formerly operated (including as conducted or operated by any predecessor of any member of the SWBI Group or the AOUT Group), including the following Liabilities:

(i)all Liabilities relating to, arising out of or in connection with, or resulting from the AOUT Financing Arrangements;

(ii)any and all Environmental Liabilities to the extent relating to, arising out of or in connection with, or resulting from the AOUT Assets or the Outdoor Products and Accessories Business, as currently or formerly operated (including as conducted or operated by any predecessor of any member of the SWBI Group or the AOUT Group), and any currently or formerly owned, leased, or operated real property, facilities, factories, or manufacturing sites of the foregoing, including the Environmental Liabilities set forth on Schedule 1.1(h);

(iii)all Liabilities set forth on Schedule 1.1(i); and

(b)all Liabilities that are expressly contemplated by this Agreement or any of the Ancillary Agreement as Liabilities to be retained or assumed by AOUT or any other member of the AOUT Group, and all agreements, obligations, and other Liabilities of AOUT or any member of the AOUT Group under this Agreement or any of the Ancillary Agreements;

provided that, notwithstanding the foregoing the AOUT Liabilities shall not include (i) any Liabilities for Taxes, which shall be governed by the Tax Matters Agreement, or (ii) any Liabilities for the employment, employee benefits, and employee compensation matters expressly covered by the Employee Matters Agreement, all of which shall be governed by the Employee Matters Agreement.

“AOUT Names and Marks” means any and all Trademarks of AOUT or any of its Affiliates (other than any Trademark included in the SWBI Assets), including, for the avoidance of doubt, those set forth on Schedule 1.1(b) and any that use, contain, or include “American Outdoor Brands,” in each case either alone or in combination with other words, phrases, or logos, and any and all Trademarks derived therefrom or confusingly similar thereto.

“AOUT Participants” has the meaning set forth in the Employee Matters Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local, or foreign law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition, or other similar requirement enacted, adopted, promulgated, imposed, issued, or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets, or its business or operations.

“Business” means, with respect to the SWBI Group, the Firearm Business and, with respect to the AOUT Group, the Outdoor Products and Accessories Business.

“Business Day” means any day, other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash and Cash Equivalents” means cash or cash equivalents, certificates of deposit, banker’s acceptances, and other investment securities of any form or maturity.

“Claim” has the meaning set forth in Section 5.4(a).

“Code” has the meaning set forth in the recitals to this Agreement.

“Commercial Data” means any and all data and information relating to an identified or identifiable Person (whether the information is accurate or not), alone or in combination with other information, which Person is or was an actual or prospective customer of, or consumer of products offered by, the Outdoor Products and Accessories Business and/or the Firearm Business, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means, with respect to a Group, (a) any proprietary information that is competitively sensitive, material, or otherwise of value to the members of such Group and not generally known to the public, including product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, sales estimates, business plans, and internal performance results relating to the past, present, or future business activities of the members of such Group and the consumers, customers, clients, and suppliers of the members of such Group, (b) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over its competitors, and (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets, in the case of each of clauses (a), (b), and (c) of this definition, that are related primarily to such Group’s Business; provided that to the extent both the Firearm Business and the Outdoor Products and Accessories Business use or rely upon any of the information described in any of the foregoing clauses (a), (b), and/or (c), subject to Section 4.7, such information shall be deemed the Confidential Information of both the SWBI Group and the AOUT Group.

“Contract” means any written or oral commitment, contract, subcontract, agreement, arrangement, sublease, license, understanding, sales order, purchase order, instrument, indenture, note, or any other legally binding commitment or undertaking.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Cyber Event” means any actual unauthorized, accidental, or unlawful access, use, exfiltration, theft, disablement, destruction, loss, alteration, disclosure, transmission of any IT Assets owned or used by or on behalf of either party or any member of its Group, or any information or data (including any personally identifiable information) stored therein or transmitted thereby.

“Cyber Insurance Event” has the meaning set forth in Section 4.10(c).

“Cyber Policies” has the meaning set forth in Section 4.10(c).

“Delaware Courts” has the meaning set forth in Section 6.9.

“Disposing Party” has the meaning set forth in Section 4.5.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means Issuer Direct Corporation.

“Distribution Date” means [●], 2020, the date on which the Distribution shall be effected.

“Distribution Documents” means this Agreement and the Ancillary Agreements.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date, which shall, to the fullest extent permitted by Applicable Law, be deemed to be 12:01 a.m. Eastern Time on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, by and between SWBI and AOUT, substantially in the form of Exhibit A attached hereto, as such agreement may be amended, amended and restated, supplemented, or modified from time to time.

“Environmental Law” means any Applicable Law relating to (a) human or occupational health and safety, (b) pollution or protection of the environment (including ambient air, indoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, land surface or subsurface strata, biota, and other natural resources), or (c) Hazardous Materials, including any Applicable Law relating to exposure to, or use, generation, manufacture, processing, management, treatment, recycling, storage, disposal, emission, discharge, transport, distribution, labeling, presence, possession, handling, Release, or threatened Release of, any Hazardous Material and any Applicable Law relating to recordkeeping, notification, disclosure, registration, and reporting requirements respecting Hazardous Materials.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, reclamation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment, or other determination of Liability and indemnity, contribution, or similar obligations and all costs and expenses, interest, fines, penalties, or other monetary sanctions in connection therewith) relating to, arising out of, or resulting from any (a) (i) Environmental Law, (ii) actual or alleged generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal, or arrangement for the transportation or disposal, of any Hazardous Material, or (iii) actual or alleged presence, Release or threatened Release of, or exposure to, any Hazardous Material (including to the extent relating to the actual or alleged exposure to Hazardous Material, any claims that arise under, or are covered by, workers’ compensation laws and/or workers’ compensation, disability, or other insurance providing medical care and/or compensation to injured workers), or (b) Contract or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing, and all costs and expenses, interest, fines, penalties, or other monetary sanctions in connection therewith.

“Equity Compensation Registration Statement” means the Registration Statement on Form S-8 or on such other form or forms as may be appropriate, as amended, supplemented, or modified from time to time, including all documents incorporated by reference therein, to effect the registration under the Securities Act of the AOUT Common Stock subject to certain equity awards granted to current and former officers, employees, and directors of the SWBI Group to be assumed or replaced by AOUT pursuant to the Employee Matters Agreement.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat, or similar law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Firearm Business” means all of the businesses conducted by SWBI and its Subsidiaries from time to time, whether before, on, or after the Distribution, other than the Outdoor Products and Accessories Business. For the avoidance of doubt, the AOUT Assets (and all assets and properties owned, directly or indirectly, by entities forming all or part of such assets) will not be considered part of the Firearm Business.

“Form 10” means the Registration Statement on Form 10 filed by AOUT with the Commission to effect the registration of AOUT Common Stock pursuant to the Exchange Act in connection with the Distribution, as such Registration Statement may be amended, supplemented, or modified from time to time.

“Governmental Authority” means any multinational, foreign, federal, state, local, or other governmental, statutory, or administrative authority, regulatory body, or commission or any court, tribunal, or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Group” means, as the context requires, the AOUT Group, the SWBI Group, or either or both of them.

“Guarantee” has the meaning set forth in Section 2.9.

“Hazardous Material” means (a) any petroleum or petroleum products, radioactive materials, toxic mold, radon, asbestos, or asbestos-containing materials in any form, lead-based paint, urea formaldehyde foam insulation, Per- and Polyfluoroalkyl Substances (PFAs), or polychlorinated biphenyls (PCBs); and (b) any chemicals, materials, substances, compounds, mixtures, products or byproducts, biological agents, living or genetically modified materials, pollutants, contaminants, or wastes that are now or hereafter become defined or characterized as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” “toxic,” “dangerous,” “corrosive,” “flammable,” “reactive,” “radioactive,” or words of similar import, under any Applicable Law pertaining to the environment.

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnitees” means, as the context requires, the SWBI Indemnitees or the AOUT Indemnitees.

“Information Statement” means the Information Statement to be sent to each holder of SWBI Common Stock in connection with the Distribution, as amended, supplemented, or modified from time to time.

“Intellectual Property” means any and all intellectual property throughout the world, including any and all U.S. and foreign (a) patents, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor (collectively, “Patent Rights”), (b) trademarks, service marks, names, corporate names, trade names, domain names, social media identifiers, logos, slogans, trade dress, design rights, and other similar business identifiers or designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (c) copyrights, works of authorship, and copyrightable subject matter and all applications and registrations therefor, (d) trade secrets, know-how, confidential data and information, technical information, including practices, techniques, methods, processes, inventions, developments, specifications, formulations, manufacturing processes, structures, analytical and quality control information and procedures, studies and procedures, and regulatory information, (e) computer software (including source code, object code, firmware, operating systems, and specifications), (f) databases and data collections, and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present, or future infringement, misappropriation, or other violation of any of the foregoing.

“Intercompany Accounts” has the meaning set forth in Section 2.6.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets or other equipment storing or processing information, including all associated documentation related to any of the foregoing.

“Liabilities” means any and all Claims, debts, liabilities, damages, and/or obligations (including, but not limited to, any Escheat Payment) of any kind, character, or description, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses (including reasonable attorneys’ fees and expenses and associated investigation costs) relating thereto, and including those Claims, debts, liabilities, damages, and/or obligations arising under this Agreement and/or the other Distribution Documents, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment, or undertaking, including in connection with the enforcement of rights hereunder or thereunder.

“Nasdaq” means the Nasdaq Stock Market.

“Outdoor Products and Accessories Business” means the businesses, operations, products, services, and activities of SWBI’s outdoor products and accessories business, as more fully described in the Form 10 and the Information Statement.

“Patent Rights” has the meaning set forth in Section 1.1 under the definition of “Intellectual Property.”

“Permit” means any license, permit, approval, consent, certification, franchise, registration, or authorization, including marketing authorizations for any products requiring such to be sold, which have been issued by or obtained from any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a Governmental Authority.

“Post-Distribution Commercial Agreements” means one or more commercial agreements or arrangements entered into between SWBI and AOUT (or members of the SWBI Group or the AOUT Group, as applicable) set forth on Schedule 1.1(j), as more fully described in the Form 10 and the Information Statement, as each such agreement or arrangement may be amended, amended and restated, supplemented, or modified from time to time.

“Post-Distribution Insurance Arrangements” has the meaning set forth in Section 4.10(a).

“Privileges” and “Privilege” have the meanings set forth in Section 4.1(b).

“Privileged Information” has the meaning set forth in Section 4.7(b).

“Receiving Party” has the meaning set forth in Section 4.5.

“Record Date” means the close of business on [●], 2020, the date determined by the Board of Directors of SWBI as the record date for determining the stockholders of SWBI entitled to the Distribution.

“Release” means any release, spill, emission, leaking, dumping, pumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, or migration into, onto, within, or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil, and sediments) or into, through, or within any property, building, structure, fixture, or equipment.

“Released Parties” and “Released Party” have the meanings set forth in Section 5.1(a).

“Representatives” has the meaning set forth in Section 4.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Sublease” means the Sublease entered into between SWBI and AOUT (or members of their respective Groups) prior to the date hereof with respect to the occupancy or use by AOUT (or members of its Group) of certain owned or leased facilities of SWBI set forth on Schedule 1.1(k), as such agreement may be amended, amended and restated, supplemented, or modified from time to time.

“Subsidiary” means, with respect to any Person, any other Person (other than an individual) of which capital stock or other equity securities or interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“SWBI” has the meaning set forth in the preamble to this Agreement

“SWBI Assets” means all assets, of whatever sort, nature, or description, of SWBI and/or its Subsidiaries (including any member of the AOUT Group) other than the AOUT Assets, including, for the avoidance of doubt, (a) any Trademarks that use, contain, or include “Smith & Wesson,” either alone or in combination with other words, phrases, or logos and (b) the assets set forth on Schedule 1.1(l).

“SWBI Assumed Actions” has the meaning set forth in Section 4.2(b).

“SWBI Claims-Made Policies” has the meaning set forth in Section 4.10(b).

“SWBI Common Stock” has the meaning set forth in the recitals to this Agreement.

“SWBI Designee” has the meaning set forth in Section 2.3(a).

“SWBI Group” means SWBI and its Subsidiaries (other than any member of the AOUT Group) as set forth on Schedule 1.1(m), including all predecessors and successors to such Persons.

“SWBI Indemnitees” and “SWBI Indemnitee” have the meanings set forth in Section 5.2(a).

“SWBI Liabilities” means (without duplication) all of the following of SWBI and/or its Subsidiaries (as determined by SWBI in its sole discretion):

(a)all Liabilities solely to the extent relating to, arising out of or in connection with, or resulting from the Firearm Business or the business and operation of the SWBI Assets, as currently or formerly operated (including as conducted or operated by any predecessor of any member of the SWBI Group or the AOUT Group), including those Liabilities set forth on Schedule 1.1(n); and

(b)all Liabilities that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by SWBI or any other member of the SWBI Group, and all agreements, and other Liabilities of SWBI or any member of the SWBI Group under this Agreement or any of the Ancillary Agreements;

provided that, notwithstanding the foregoing, the SWBI Liabilities shall not include (i) any Liabilities for Taxes, which shall be governed by the Tax Matters Agreement or (ii) any Liabilities for the employment, employee benefits, and employee compensation matters expressly covered by the Employee Matters Agreement, all of which shall be governed by the Employee Matters Agreement.

“SWBI Loss-Discovered Policies” has the meaning set forth in Section 4.10(b).

“SWBI Names and Marks” means any and all Trademarks of SWBI or any of its Affiliates (other than any Trademark included in the AOUT Assets), including, for the avoidance of doubt, those set forth on Schedule 1.1(c) and any that use, contain, or include “Smith & Wesson,” in each case either alone or in combination with other words, phrases, or logos, and any and all Trademarks derived therefrom or confusingly similar thereto.

“SWBI Occurrence-Based Policy” has the meaning set forth in Section 4.10(b).

“SWBI Shared Policies” has the meaning set forth in Section 4.10(b).

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” means any refund, credit, offset, or other reduction in otherwise required Tax payments.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date hereof between SWBI and AOUT substantially in the form of Exhibit B, as such agreement may be amended, amended and restated, supplemented, or modified from time to time.

“Tax Opinion” has the meaning set forth in the Tax Matters Agreement.

“Third Party” means any Person that is not a member or an Affiliate of a member of the AOUT Group or the SWBI Group.

“Third Party Claim” has the meaning set forth in Section 5.4(b).

“Trademark License Agreement” means the Trademark License Agreement, dated as of the date hereof, by and between Smith & Wesson Inc. and AOB Products Company, substantially in the form of Exhibit C, as such agreement may be amended, amended and restated, supplemented, or modified from time to time.

“Trademarks” has the meaning set forth in Section 1.1 under the definition of “Intellectual Property.”

“Transfer” means the contribution of certain businesses, assets, and liabilities of the SWBI Group and the AOUT Group to be completed before the Distribution Time in accordance with the Transfer Plan.

“Transfer Agreements” has the meaning set forth in Section 2.4.

“Transfer Plan” means that certain Transfer Plan, dated as of [●], 2020, attached hereto as Annex A, as such Transfer Plan may be amended, amended and restated, supplemented, or modified from time to time.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between SWBI and AOUT substantially in the form of Exhibit D, as such agreement may be amended, amended and restated, supplemented, or modified from time to time.

Section 1.2Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a)words used in the singular include the plural and words used in the plural include the singular;

(b)references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)except as otherwise clearly indicated, reference to any gender includes the other gender;

(d)the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”;

(e)reference to any Article, Section, Exhibit, Schedule, or Annex means such Article or Section of, or such Exhibit, Schedule, or Annex to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f)the words “herein,” “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)reference to any agreement, instrument, or other document means such agreement, instrument, or other document as amended, amended and restated, supplemented, or modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified, or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including,” and “through” means “through and including”;

(j)the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k)unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(l)any capitalized term used in an Exhibit, Schedule, or Annex but not otherwise defined therein shall have the meaning set forth in this Agreement.

Article 2
PRE-DISTRIBUTION ACTIONS

Section 2.1Information Statement; Listing. SWBI shall mail (or shall cause to be mailed) the Information Statement to the holders of SWBI Common Stock as of the Record Date. SWBI and AOUT shall take (or shall cause to be taken) all such lawful actions as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States and shall use (or cause to be used) commercially reasonable efforts to comply with all applicable foreign securities laws in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. AOUT shall prepare, file, and pursue (or shall cause to be prepared, filed, and pursued) an application to permit listing of the AOUT Common Stock on Nasdaq.

Section 2.2The Transfer and Other Related Actions.

(a)The Transfer. At or prior to the Distribution Time, to the extent not already consummated, each of SWBI and AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, consummate the Transfer.

(b)AOUT Financing Arrangements. In connection with the Transfer, at or prior to the Distribution Time, to the extent not already entered into, AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, enter into the AOUT Financing Arrangements and related financing transactions described in the Information Statement as occurring prior to the Distribution Date (collectively, the “AOUT Financing Transactions”).

(c)Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.  At or prior to the Distribution Time, to the extent not already consummated, (i) SWBI, as the sole stockholder of AOUT, and AOUT shall each take all lawful action that may be required to provide for the adoption by AOUT of an amended and restated certificate of incorporation of AOUT, substantially in the form of Exhibit E (the “Amended and Restated Certificate of Incorporation”), and amended and restated bylaws of AOUT, substantially in the form of Exhibit F (the “Amended and Restated Bylaws”), and (ii) AOUT shall file (or shall cause to be filed) the Amended and Restated Certificate of Incorporation of AOUT with the Secretary of State of the State of Delaware.

(d)Distribution Agent. At or prior to the Distribution Time, to the extent not already entered into, SWBI shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(e)Satisfying Conditions to the Distribution. SWBI and AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of their respective Group to, cooperate to cause the conditions to the Distribution set forth in Section 3.1 to be satisfied (or waived by SWBI) and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver by SWBI).

Section 2.3Transfers of Certain Other Assets and Liabilities. At or prior to the Distribution Time, to the extent not already consummated and unless otherwise provided in this Agreement or in any Ancillary Agreement:

(a)SWBI shall, and shall, to the fullest extent permitted by Applicable Law, cause the relevant member of the SWBI Group to, assign, contribute, convey, transfer, and deliver to AOUT or any member of the AOUT Group designated by AOUT (an “AOUT Designee”) all of the right, title, and interest of SWBI or such member of the SWBI Group in and to all of the AOUT Assets, if any, of SWBI or such member of the SWBI Group, and AOUT shall, or shall, to the fullest extent permitted by Applicable Law, cause the relevant AOUT Designee to, as applicable, accept such AOUT Assets.

(b)AOUT shall, and shall to the fullest extent permitted by Applicable Law, cause the relevant member of the AOUT Group to, assign, contribute, convey, transfer, and deliver to SWBI or any member of the SWBI Group designated by SWBI (a “SWBI Designee”) all of the right, title, and interest of AOUT or such member of the AOUT Group in and to all of the SWBI Assets, if any, held by AOUT or such member of the AOUT Group and SWBI shall, or shall to the fullest extent permitted by Applicable Law, cause the relevant SWBI Designee to, as applicable, accept such SWBI Assets.

(c)SWBI shall, and shall, to the fullest extent permitted by Applicable Law, cause the relevant member of the SWBI Group to, assign, contribute, convey, transfer, and deliver to AOUT or any AOUT Designee all of the AOUT Liabilities, if any, of SWBI or such member of the SWBI Group, and AOUT shall, or shall, to the fullest extent permitted by Applicable Law, cause the relevant AOUT Designee to, as applicable, accept, assume and agree, to perform, discharge, and fulfill, all of the AOUT Liabilities.

(d)AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the relevant member of the AOUT Group to, assign, contribute, convey, transfer, and deliver to SWBI or any SWBI Designee all of the SWBI Liabilities, if any, of AOUT or such member of the AOUT Group, and SWBI shall, or shall, to the fullest extent permitted by Applicable Law, cause the relevant SWBI Designee to, as applicable, accept, assume and agree to perform, discharge, and fulfill, all of the SWBI Liabilities.

(e)To the extent any assignment, contribution, conveyance, transfer or delivery, or acceptance or assumption of any asset or Liability of either Group is not effected in accordance with this Section 2.3 at or prior to the Distribution Time for any reason (including as a result of the failure of the parties to identify it as being required to be transferred pursuant to this Section 2.3, but subject to Section 2.4), the relevant party shall and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, use all commercially reasonable efforts to effect such transfer as promptly thereafter as practicable.

Section 2.4Transfer Agreements. The transfers of the various entities and the contribution, assignment, transfer, conveyance, and delivery of the assets and the acceptance and assumption of the Liabilities contemplated by Section 2.3 and the Transfer Plan will be effected, in certain cases, pursuant to one or more asset transfer agreements, share transfer agreements, business transfer agreements, certificates of demerger and merger, and other agreements and instruments (collectively, the “Transfer Agreements”); provided that, in each case, it is intended that the Transfer Agreements shall serve purely to effect (a) the legal transfer of the AOUT Assets or SWBI Assets to the relevant member of the AOUT Group or the SWBI Group, as applicable, in accordance with the Transfer Plan or as contemplated by Section 2.3, and (b) the acceptance and assumption of the AOUT Liabilities or the SWBI Liabilities by a member of the AOUT Group or the SWBI Group, as applicable, in accordance with the Transfer Plan or as contemplated by Section 2.3. In the event of any conflict between any Transfer Agreement and this Agreement, the terms of such Transfer Agreement shall control solely with respect to any applicable purchase price adjustment or cash adjustment set forth in any such Transfer Agreement and this Agreement shall control in all other respects; provided that, notwithstanding anything in any Transfer Agreement to the contrary, in the event any Transfer Agreement provides for a purchase price adjustment or cash adjustment, whether based upon a calculation of fair market value or otherwise, or any similar adjustment provision, any purchase price adjustment or cash adjustment determination under such Transfer Agreement, including as to the amount, if any, of any such adjustment, shall be determined by SWBI in its sole discretion. Notwithstanding anything in any Transfer Agreement to the contrary, neither SWBI nor any other member of the SWBI Group, on the one hand, nor AOUT nor any other member of the AOUT Group, on the other hand, shall commence, bring, or otherwise initiate any Action under any Transfer Agreement.

Section 2.5Agreement Relating to Consents Necessary to Transfer Assets and Liabilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, contribute, convey, transfer, deliver, or accept any asset (including any Contract) or any claim or right or any benefit arising thereunder or resulting therefrom, or to assume any Liability, if such assignment, contribution, conveyance, transfer, delivery, or acceptance, or such assumption without the consent of a Third Party or a Governmental Authority, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any Contract or would otherwise adversely affect the rights of a member of the SWBI Group or the AOUT Group, as applicable, thereunder. SWBI and AOUT will use their respective commercially reasonable efforts to obtain the consent of any Third Party (including any Governmental Authority), if any, required in connection with the transfer, assignment, or assumption pursuant to Section 2.3 of any such asset or any such claim or right or benefit arising thereunder or to the assumption of any Liability; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent. If and when such consent is obtained, such transfer, assignment, and/or assumption shall be effected in accordance with the terms of this Agreement and/or the relevant Ancillary Agreement. During the period in which any transfer, assignment, or assumption is delayed pursuant to this Section 2.5 as a result of the absence of a required consent, the party (or relevant other member of its Group) retaining such asset, claim, or right shall thereafter hold (or shall cause, to the fullest extent permitted by Applicable Law, such member of its Group to hold) such asset, claim, or right for the use and benefit of the party (or relevant other member of its Group) entitled thereto (at the expense of the Person entitled thereto) and the party intended to assume such Liability shall, or shall, to the fullest extent permitted by Applicable Law, cause the relevant other member of its Group to, pay, hold harmless, or reimburse the party (or the other relevant member of its Group) retaining such Liability for all amounts paid, incurred in connection with, or arising out of the retention of such Liability. In addition, the party retaining such asset, claim, or right, or such Liability (or other relevant member of its Group) shall (or shall cause, to the fullest extent permitted by Applicable Law, such member of its Group to) treat, insofar as reasonably possible and to the fullest extent permitted by Applicable Law, such asset, claim, or right, or such Liability, in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person to which such asset, claim, or right, or such Liability, is to be assigned, contributed, conveyed, transferred, delivered, accepted, or assumed in order to place such Person, insofar as reasonably possible, in the same position as if such asset, claim, or right, or such Liability, had been assigned, contributed, conveyed, transferred, delivered, accepted, or assumed on or prior to the Distribution Time as contemplated by this Agreement and so that all the benefits and burdens relating to such asset, claim, or right, or such Liability, including possession, use, risk of loss, potential for gain, and dominion, control, and command over such asset, claim, or right, or such Liability, are to inure from and after the Distribution Time to the relevant member of the SWBI Group or the AOUT Group, as applicable, entitled to the receipt of such asset, claim, or right, or required to assume such Liability.

Section 2.6Intercompany Accounts. SWBI and AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of their respective Group to, use commercially reasonable efforts to settle on or prior to the Distribution Date (to the extent practicable), all intercompany receivables, payables, and other balances, in each case, that arise prior to the Distribution Time between members of the SWBI Group, on the one hand, and members of the AOUT Group, on the other hand (such intercompany receivable, payables, and other balances, the “Intercompany Accounts”), by way of capitalization and/or one or more payments (whether or not on a net basis) in satisfaction of such amounts. From and after the Distribution Time, SWBI and AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of their respective Group to, use commercially reasonable efforts to settle any Intercompany Accounts that are not settled as of the Distribution Time within 90 days of the Distribution Date and in the manner set forth in the first sentence of this Section 2.6; provided that any claim by any member of either Group with respect to an Intercompany Account must be made in writing (which writing shall be provided in accordance with Section 6.1 and be reasonably specific as to the applicable Intercompany Account and the amount thereof) to the applicable member of the other Group within 150 days of the Distribution Date.

Section 2.7Intercompany Agreements.

(a)Except as set forth in Section 2.7(b), all Contracts between members of the SWBI Group, on the one hand, and members of the AOUT Group, on the other hand, in effect immediately prior to the Distribution Time are hereby agreed by SWBI (on behalf of itself and, to the fullest extent permitted by Applicable Law, each other member of the SWBI Group) and by AOUT (on behalf of itself and, to the fullest extent permitted by Applicable Law, each other member of the AOUT Group) to be terminated, cancelled, and of no further force and effect from and after the Distribution Time (including any provision thereof that purports to survive termination) without any further Liability to any party thereto.

(b)The provisions of Section 2.7(a) shall not apply to any of the following Contracts: (i) this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement (A) to be entered into by either SWBI or AOUT or any of the other members of their respective Groups or (B) to survive the Distribution Date); (ii) any Contract to which any Person, other than solely SWBI and AOUT and the other members of their respective Group, is a party (it being understood that any such Contracts constitute AOUT Assets, AOUT liabilities, SWBI Assets, or SWBI liabilities, as applicable, and such Contracts shall be assigned, contributed, conveyed, transferred, or delivered, accepted, or assumed in accordance with Section 2.3); (iii) any Intercompany Accounts to the extent such Intercompany Accounts were not satisfied and/or settled in accordance with the first sentence of Section 2.6 (it being understood that such Intercompany Accounts shall be satisfied or settled in accordance with the second sentence of Section 2.6); and (iv) the Contracts set forth on Schedule 2.7(b).

Section 2.8Bank Accounts; Cash Balances.

(a)SWBI and AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of their respective Group to, use commercially reasonable efforts such that, at or prior to the Distribution Time, the SWBI Group and the AOUT Group maintain separate bank accounts and separate cash management processes. Without limiting the generality of the foregoing, SWBI and AOUT shall use commercially reasonable efforts to, and shall cause the other members of their respective Group to use commercially reasonable efforts to, effective prior to the Distribution Time, (i) remove and replace the signatories of any bank or brokerage account owned by AOUT or any other member of the AOUT Group as of the Distribution Time with individuals designated by AOUT and (ii) if requested by SWBI, remove and replace the signatories of any bank or brokerage account owned by SWBI or any other member of the SWBI Group as of the Distribution Time with individuals designated by SWBI.

(b)With respect to any outstanding payments initiated by SWBI, AOUT, or any of their respective Subsidiaries prior to the Distribution Time, such outstanding payments shall be honored following the Distribution by the Person or Group owning the account from which the payment was initiated.

(c)As between the SWBI Group, on the one hand, and the AOUT Group, on the other hand, all payments received after the Distribution Date by a member of either Group that relate to a business, asset, or Liability of a member of the other Group, shall be held by such Person for the use and benefit and at the expense of the Person entitled thereto. Each Group shall maintain an accounting of any such payments, and SWBI and AOUT shall have a monthly reconciliation, whereby all such payments received by any member of the SWBI Group and any member of the AOUT Group are calculated and the net amount owed to any member of the SWBI Group or any member of the AOUT Group, as applicable, shall be paid over to the relevant Person with a mutual right of set-off. If at any time the net amount owed to any Person pursuant to this Section 2.8(c) exceeds $50,000, an interim payment of such net amount owed shall be made to the Person entitled thereto within three (3) Business Days of such amount exceeding $50,000. Notwithstanding the foregoing, no member of either Group shall act as collection agent for any member of the other Group, nor shall either Group act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action.

Section 2.9Replacement of Guarantees. SWBI and AOUT shall each use commercially reasonable efforts to, and shall cause the other members of their respective Group to, use commercially reasonable efforts to, effective as of the Distribution Time, terminate or cause a member of (a) the AOUT Group to be substituted in all respects for a member of the SWBI Group with respect to, and for the members of the SWBI Group, to be otherwise removed or released from, all obligations of any member of the AOUT Group under any guarantee, surety bond, letter of credit, letter of comfort or similar credit, or performance support arrangement (each, a “Guarantee”), given or obtained by any member of the SWBI Group for the benefit of any member of the AOUT Group or the Outdoor Products and Accessories Business (including any Guarantee of any Environmental Liability) and (b) of the SWBI Group to be substituted in all respects for a member of the AOUT Group with respect to, and for the members of the AOUT Group to be otherwise removed or released from, all obligations of any member of the SWBI Group under any Guarantee given or obtained by a member of the AOUT Group for the benefit of any member of the SWBI Group or the Firearm Business (including any Guarantee of Environmental Liability).  If SWBI and AOUT have been unable to effect any such substitution, removal, release, and termination with respect to any such Guarantee as of the Distribution Time, then, following the Distribution Time, subject to any applicable terms of Schedule 2.9, (i) SWBI and AOUT shall, and shall cause the members of their respective Group to, cooperate to effect such substitution, removal, release, and termination as soon as reasonably practicable after the Distribution Time, (ii) AOUT shall, and shall cause the other members of the AOUT Group to, from and after the Distribution Time, indemnify against, hold harmless, and promptly reimburse the members of the SWBI Group for any payments made by members of the SWBI Group and for any and all Liabilities of the members of the SWBI Group arising out of, or in performing, in whole or in part, any obligation under any Guarantee described in clause (a) of the first sentence of this Section 2.9, (iii) SWBI shall, and shall cause the members of the SWBI Group to, from and after the Distribution Time, indemnify against, hold harmless, and promptly reimburse the members of the AOUT Group for any payments made by the members of the AOUT Group and for any and all Liabilities of the members of the AOUT Group arising out of, or in performing, in whole or in part, any obligation under any Guarantee described in clause (b) of the first sentence of this Section 2.9, (iv) without the prior written consent of SWBI, no member of the AOUT Group may renew, extend the term of, increase any obligations under, or transfer to a third Person, any Liability for which any member of the SWBI Group is or might be liable pursuant to any Guarantee described in clause (a) of the first sentence of this Section 2.9 unless such Guarantee, and all applicable obligations of the members of the SWBI Group with respect thereto, are thereupon terminated pursuant to documentation reasonably acceptable to SWBI, and (v) without the prior written consent of AOUT, no member of the SWBI Group may renew, extend the term of, increase any obligations under, or transfer to a third Person, any Liability for which any member of the AOUT Group is or might be liable pursuant to any Guarantee described in clause (b) of the first sentence of this Section 2.9 unless such Guarantee, and all applicable obligations of the members of the AOUT Group with respect thereto, are thereupon terminated pursuant to documentation reasonably acceptable to AOUT.

Section 2.10Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of SWBI and AOUT shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper, or advisable under Applicable Law, agreements, or otherwise to consummate and make effective any transfers of assets, assignments and assumptions of Liabilities, and any other transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such consent or approval.

Article 3
DISTRIBUTION

Section 3.1Conditions Precedent to the Distribution.

(a)In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by SWBI in its sole discretion):

(i)the Transfer shall have been consummated;

(ii)the AOUT Financing Transactions shall have been consummated;

(iii)the Distribution will be made in a manner that does not cause SWBI to be unable to pay its debts as they become due in the usual course of its business or cause the total assets of SWBI to be less than the sum of its total liabilities plus the amount that would be needed, if SWBI were to be dissolved as of the Distribution Time, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution, if any, in each case in accordance with Section 78.288 of the Nevada Revised Statutes;

(iv)the Board of Directors of SWBI shall have approved the Distribution and shall not have abandoned the Distribution or terminated this Agreement at any time prior to the Distribution Time;

(v)the Form 10 shall have been filed with the Commission and declared effective by the Commission, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement shall have been mailed to holders of the SWBI Common Stock as of the Record Date;

(vi)all actions and filings necessary or appropriate under applicable federal, state, or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(vii)the AOUT Common Stock to be delivered in the Distribution shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(viii)the Board of Directors of AOUT, as named in the Information Statement, shall have been duly elected, and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Form 10, shall be in effect;

(ix)each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

(x)SWBI shall have received the Tax Opinion (which shall not have been revoked or modified in any material respect) that is reasonably satisfactory to SWBI;

(xi)no Applicable Law shall have been adopted, promulgated, or issued, and be in effect, that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby;

(xii)any material approvals and consents of any Governmental Authority and any material permits, registrations, and consents from Third Parties (including any Governmental Authority), in each case, necessary to effect the Distribution and to permit the operation of the Outdoor Products and Accessories Business and the Firearm Business after the Distribution Date substantially as it is conducted at the date hereof shall have been obtained; and

(xiii)no event or development shall have occurred or exist that, in the judgment of the Board of Directors of SWBI, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

(b)Each of the conditions set forth in this Section 3.1(a) is for the sole benefit of SWBI and shall not give rise to or create any duty on the part of SWBI or its Board of Directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit SWBI’s rights of termination as set forth in Section 6.11 or alter the consequences of any termination from those specified in Section 6.11. Any determination made by SWBI on or prior to the Distribution Time concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.1 shall be conclusive and binding on the parties and all other affected Persons.

Section 3.2The Distribution.

(a)SWBI shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution, including the timing of the consummation of all or part of the Distribution. SWBI may, at any time and from time to time until the Distribution Time, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. For the avoidance of doubt, nothing in this Agreement shall in any way limit SWBI’s right to terminate this Agreement or the Distribution as set forth in Section 6.11 or alter the consequences of any such termination from those specified in Section 6.11.

(b)Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, SWBI shall take such lawful actions as are reasonably necessary or appropriate to permit the Distribution by the Distribution Agent of validly issued, fully paid, and non-assessable shares of AOUT Common Stock, registered in book-entry form through the registration system, (ii) the Distribution shall be effective at the Distribution Time, and (iii) subject to Section 3.3, SWBI shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of SWBI Common Stock as of the Record Date, by means of a pro rata dividend, one share of AOUT Common Stock for every four shares of SWBI Common Stock so held. Following the Distribution Date, AOUT agrees to provide all book-entry transfer authorizations for shares of AOUT Common Stock that SWBI or the Distribution Agent shall require (after giving effect to Sections 3.3 and 3.4) in order to effect the Distribution.

Section 3.3Fractional Shares. Notwithstanding any provisions of this Agreement to the contrary, no fractional shares of AOUT Common Stock shall be distributed in the Distribution. Instead, SWBI shall direct the Distribution Agent to determine (based on the aggregate number of shares held by each holder) the number of whole shares and the fractional share of AOUT Common Stock allocable to each holder of SWBI Common Stock as of the Record Date. Upon the determination by the Distribution Agent of such numbers of whole shares and fractional shares, as soon as practicable on or after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall aggregate the fractional shares into whole shares of AOUT Common Stock and shall sell the whole shares obtained thereby for cash on the open market (with the Distribution Agent, in its sole discretion, determining when, how, and through which broker-dealer(s) and at which price(s) to make such sales), which such open market sales shall constitute the method for determining the per share value of fractions of a share of AOUT Common Stock otherwise distributable in the Distribution, and shall thereafter promptly distribute to each such holder entitled thereto (pro rata based on the fractional share such holder would have been entitled to receive in the Distribution) the resulting aggregate cash proceeds, after making appropriate deductions of the amounts required to be withheld for Tax purposes, if any, and after deducting an amount equal to all brokerage fees and commissions, transfer taxes, and other costs attributed to the sale of shares pursuant to this Section 3.3. To the fullest extent permitted by Applicable Law, neither SWBI nor AOUT shall be required to guarantee any minimum sale price for the fractional shares. Recipients of cash in lieu of fractional shares shall not be entitled to any interest on the amounts of payments made in lieu of fractional shares.

Section 3.4NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY REPRESENTED AND WARRANTED HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS OR MATTERS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DISTRIBUTION DOCUMENTS (INCLUDING WITH RESPECT TO THE BUSINESS, ASSETS, LIABILITIES, CONDITION, OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED OR LICENSED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH IN RESPECT OF THE TRANSFER OR THE DISTRIBUTION), AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER, EXPRESSED OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED BY SWBI, FOR ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER MEMBERS OF ITS GROUP, AND AOUT, FOR ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER MEMBERS OF ITS GROUP.  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER DISTRIBUTION DOCUMENT, EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS AND ASSETS TRANSFERRED OR LICENSED TO OR LIABILITIES ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY OTHER DISTRIBUTION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE, OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED BY SWBI, FOR ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER MEMBERS OF ITS GROUP, AND AOUT, FOR ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER MEMBERS OF ITS GROUP.

Article 4
COVENANTS

Section 4.1Books and Records; Access to Information.

(a)To the extent not previously assigned, contributed, conveyed, transferred, delivered, and accepted in accordance with Section 2.2(a) or Section 2.3, from and after the Distribution Time, (i) SWBI shall, and shall cause the other members of the SWBI Group to, assign, contribute, convey transfer, and deliver to AOUT or any AOUT Designee any books and records that are AOUT Assets (or copies of relevant portions thereof if such books and records also contain information not related to the Outdoor Products and Accessories Business) found to be in the possession of SWBI or any other member of the SWBI Group in accordance with the applicable terms of the Transition Services Agreement and the applicable schedules thereto; provided that, without limiting any express delivery requirements under this Section 4.1(a) and the terms of the Transition Services Agreement, neither SWBI nor any other member of the SWBI Group shall be required to conduct any general search or investigation of its files for such books and records other than with respect to Commercial Data, and (ii) AOUT shall, and shall cause the other members of the AOUT Group to, assign, contribute, convey, transfer, and deliver to SWBI or any SWBI Designee any books and records that are SWBI Assets (or copies of relevant portions thereof if such books and records also contain information not related to the Firearm Business) found to be in the possession of AOUT or any other member of the AOUT Group in accordance with the applicable terms of the Transition Services Agreement and the applicable schedules thereto; provided that, without limiting any express delivery requirements under this Section 4.1(a) and the terms of the Transition Services Agreement, neither AOUT nor any other member of the AOUT Group shall be required to conduct any general search or investigation of its files for such books and records other than with respect to Commercial Data.

(b)Without limiting the express transfer and delivery requirements of Section 4.1(a) or any Ancillary Agreement, for a period of six years after the Distribution Date, each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include, to the extent reasonably requested, the right to make copies) during normal business hours to its books of account, financial, and other records (including accountant’s work papers, to the extent any required consents have been obtained), information (excluding any Commercial Data), employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute, or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that (i) any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access, and (ii) if any Group reasonably determines that affording any such access to the other Group would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which any member of such Group is a party, or waive or adversely affect its ability to successfully assert any claim of attorney-client, business strategy, work product, common interest, or similar protection or privilege (collectively, “Privileges” and each, a “Privilege”), applicable to any member of such Group, the parties shall use commercially reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

(c)Without limiting the express assignment, contribution, conveyance, transfer, and delivery requirements of Section 4.1(a) or any Ancillary Agreement, until the end of the first full AOUT fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party shall use, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to use, its commercially reasonable efforts to cooperate with the other Group’s information requests (other than with respect to any Commercial Data) to enable:  (i) the other Group to meet its timetable for dissemination of its earnings releases, financial statements, and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Group’s auditors timely to complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Group, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, and any other Applicable Laws.

Section 4.2Litigation Cooperation.

(a)To the extent not previously assigned, contributed, conveyed, transferred, delivered, and assumed in accordance with Section 2.2(a) or Section 2.3, from and after the Distribution Time, the relevant AOUT Designee shall assume and thereafter be responsible for all Liabilities of either Group that may result from the AOUT Assumed Actions and, subject to Section 5.4(c), all Liabilities and fees and costs relating to the defense of the AOUT Assumed Actions, including attorneys’, accountants’, consultants’, and other ‘professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of or after the Distribution Time, or, that are incurred on or after the Distribution Time. “AOUT Assumed Actions” means (i) those Actions primarily relating to the Outdoor Products and Accessories Business, including those in which any member of the SWBI Group is a defendant or any of its property or assets is bound and, including, for the avoidance of doubt, those Actions set forth on Schedule 4.2(a), and (ii) all Actions that AOUT has elected to control the defense of as the Indemnifying Party pursuant to Section 5.4(b). If any member of the SWBI Group has any rights or claims against a

Third Party insurer or other Third Party in connection with or relating to any AOUT Assumed Action, SWBI shall and shall, to the fullest extent permitted by Applicable Law, cause the other members of the SWBI Group to, subject to Section 2.5, transfer and assign to the relevant AOUT Designee all such rights or claims and cooperate with the relevant AOUT Designee in connection with the enforcement and collection thereof. For the avoidance of doubt, effective as of the Distribution Time, the relevant AOUT Designee shall be entitled to all recovery, rights, claims, credits, causes of action, payments, awards, and rights of set-off, in each case, with respect to the AOUT Assumed Actions. SWBI hereby agrees to transfer or pay, and to cause, to the fullest extent permitted by Applicable Law, the relevant member of the SWBI Group to transfer or pay, to the relevant AOUT Designee any such recovery, rights, claims, credits, causes of action, payments, awards, and rights of set-off as promptly as possible.

(b)To the extent not previously assigned, contributed, conveyed, transferred, delivered, and assumed in accordance with Section 2.2(a) or Section 2.3, from and after the Distribution Time, the relevant SWBI Designee shall assume and thereafter be responsible for all Liabilities of either Group that may result from the SWBI Assumed Actions and, subject to Section 5.4(c), all Liabilities and fees and costs relating to the defense of the SWBI Assumed Actions, including attorneys’, accountants’, consultants’, and other professionals’ fees and expenses that have been incurred prior to the Distribution Time and are unpaid as of or after the Distribution Time, or, that are incurred on or after the Distribution Time. “SWBI Assumed Actions” means (i) those Actions primarily relating to the Firearm Business, including those in which any member of the AOUT Group is a defendant, any of its property or assets is bound, and, including, for the avoidance of doubt, those Actions set forth on Schedule 4.2(b), and (ii) all Actions that SWBI has elected to control the defense of as the Indemnifying Party pursuant to Section 5.4(b). If any member of the AOUT Group has any rights or claims against a Third Party insurer or other Third Party in connection with or relating to any SWBI Assumed Action, AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members its Group to, subject to Section 2.5, transfer and assign to the relevant SWBI Designee all such rights or claims and cooperate with the relevant SWBI Designee in connection with the enforcement and collection thereof. For the avoidance of doubt, effective as of the Distribution Time, the relevant SWBI Designee shall be entitled to all recovery, rights, claims, credits, causes of action, payments, awards, and rights of set-off, in each case, with respect to the SWBI Assumed Actions. AOUT hereby agrees to transfer or pay, and to cause, to the fullest extent permitted by Applicable Law, the applicable member of the AOUT Group to transfer or pay, to the relevant SWBI Designee any such recovery, rights, claims, credits, causes of action, payments, awards, and rights of set-off as promptly as possible.

(c)Each party agrees that, at all times from and after the Distribution Time, if an Action relating primarily to its Group’s Business is commenced by a Third Party naming a member of either Group as defendants thereto, such Action shall be deemed to be an AOUT Assumed Action (in the case of an Action primarily related to the Outdoor Products and Accessories Business) or an SWBI Assumed Action (in the case of an Action primarily related to the Firearm Business) and the party as to which the Action primarily relates to its Group’s Business shall use its commercially reasonable efforts to cause the other party or member of its Group to be removed from such Action.

(d)The parties agree, that at all times from and after the Distribution Time, if any Action is commenced by a Third Party naming a member of either Group as a defendant thereto and the parties are not able to reasonably determine whether such Action primarily relates to the Outdoor Products and Accessories Business or the Firearm Business, then the parties shall cooperate in good faith to determine which party and the members of its Group shall control and be responsible for such Action in accordance with the terms of this Section 4.2, and the parties will consult to the extent necessary or advisable with respect to such Action.

(e)SWBI and AOUT shall, to the fullest extent permitted by Applicable Law, cause the other members of its respective Group to, use commercially reasonable efforts to, upon written request, (i) make available to the other Group and its attorneys, accountants, consultants, and other designated representatives and its directors, officers, employees, and representatives as witnesses, and (ii) otherwise cooperate with the other Group, in each case, to the extent reasonably requested in connection with any Action arising out of either Group’s Business prior to the Distribution Time in which the requesting Group may from time to time be involved.  To the fullest extent permitted by Applicable Law, the making available of Persons or information or cooperating pursuant to this Section 4.2(e) shall not be deemed to be a waiver of any Privilege.

(f)Notwithstanding the foregoing, this Section 4.2 shall not require the party to whom any request pursuant to Section 4.2(e) has been made or any of the other members of its Group to make available Persons or information if such party determines that doing so would, in the reasonable good faith judgment of such party, reasonably be expected to result in any violation of any Applicable Law or agreement or waive or adversely affect its ability to successfully assert any Privilege; provided that the parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence.

Section 4.3Reimbursement. Each Group providing information or witnesses to the other Group or otherwise incurring any out-of-pocket expense in connection with transferring books and records or otherwise cooperating under Section 4.1 or Section 4.2 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary, and employee benefits) actually and reasonably incurred in providing such access, information, witnesses, or cooperation.

Section 4.4Ownership of Information. All information owned by one party (or another member of its Group) that is furnished to or accessed by the other party (or another member of its Group) under Section 4.1 or Section 4.2 shall, to the fullest extent permitted by Applicable Law, be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 4.5Retention of Records. Except as otherwise required by Applicable Law or agreed to by the parties in writing, for a period of seven years following the Distribution Date, each party shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, retain any and all information in its possession or control relating to the other Group’s Business in accordance with the document retention practices of SWBI as in effect as of the date hereof. Each party shall not, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group not to, destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing (or whose Group member is proposing) such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that, if the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or other member of its Group is a party, or waive or adversely affect the ability to successfully assert any Privilege applicable to such party or any member of its Group, the parties shall use commercially reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable party (or other member of its Group) until such party or member of its Group is notified by the other party that the litigation hold is no longer in effect.

Section 4.6Confidentiality. Each party acknowledges that it or another member of its Group may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other party or any other member of its Group (including information in the possession of such other party or any other member of its Group relating to its clients or customers). Each party shall hold and shall cause its directors, officers, employees, agents, consultants, and advisors (“Representatives”) and the other members of its Group and their Representatives to hold in strict confidence and not to use, except as permitted by this Agreement or any Ancillary Agreement, all such Confidential Information concerning the other Group unless (a) such party or any of the other members of its Group or its or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law, or (b) such Confidential Information can be shown to have been (i) in the public domain through no fault of such party or any of the other members of its Group or its or their Representatives, (ii) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such party or other members of its Group to be under any legal obligation to keep such information confidential, or (iii) developed by such party or any of the other members of its Group or its or their Representatives without the use of any Confidential Information of the other Group. Notwithstanding the foregoing, such party or other member of its Group or its or their Representatives may disclose such Confidential Information to the other members of its Group and its or their Representatives so long as such Persons are informed by such Person of the confidential nature of such Confidential Information and are directed by such Person to treat such information confidentially. The obligation of each party and the other members of its Group and its and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information. If such party or other member of its Group or any of its or their Representatives becomes legally compelled to disclose any documents or information subject to this Section 4.6, such party or other member of its Group shall promptly notify the other party and, upon request, use commercially reasonable efforts to cooperate with the other party’s or Group’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 4.6, such party or the other member of its Group or its or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each party agrees to be responsible for any breach of this Section 4.6 by it, the other members of its Group, and its and their Representatives.

Section 4.7Privileged Information.

(a)Notwithstanding the further provisions of this Section 4.7, each of the parties agrees, for itself and, to the fullest extent permitted by Applicable Law, for the other members of its Group, that legal services rendered prior to the Distribution Time with respect to the transactions contemplated by this Agreement and the other Distribution Documents were rendered to both the SWBI Group and the AOUT Group and both the SWBI Group and the AOUT Group shall be considered the client with respect to such legal services for the purposes of any Privilege relating to such legal services.

(b)Each of the parties agrees, for itself and, to the fullest extent permitted by Applicable Law, for the other members of its Group, (i) that all documents or other information subject to any Privilege (“Privileged Information”) of any member of either Group shall survive the assignment, contribution, conveyance, transfer, delivery, and acceptance of the AOUT Assets and the SWBI Assets, respectively, and the assignment, contribution, conveyance, transfer, delivery, and assumption of the AOUT Liabilities and the SWBI Liabilities, respectively, pursuant to Article 2, and (ii) to use commercially reasonable efforts to protect and maintain any Privileged Information in a manner that prevents any Privilege from being waived or in a manner that would adversely affect the protection of such Privilege.

(c)Each of the parties agrees, for itself and, to the fullest extent permitted by Applicable Law, for the other members of its Group, that (i) any Privileged Information relating to the SWBI Assets, the SWBI Assumed Liabilities, the SWBI Assumed Actions, or the Firearm Business shall belong to SWBI or the relevant SWBI Designee and any right to control, assert, and/or waive any Privilege relating thereto shall be controlled by SWBI or the relevant SWBI Designee, (ii) any Privileged Information relating to the AOUT Assets, the AOUT Assumed Liabilities, the AOUT Assumed Actions, or the Outdoor Products and Accessories Business shall belong to AOUT or the relevant AOUT Designee and any right to control, assert, and/or waive any Privilege relating thereto shall be controlled AOUT or the relevant AOUT Designee, (iii) it would be impracticable to remove or segregate any Privileged Information relating to the SWBI Assets, the SWBI Assumed Liabilities, the SWBI Assumed Actions, or the Firearm Business, and therefore the failure of any member of the AOUT Group to remove or segregate any Privileged Information relating to the SWBI Assets, the SWBI Assumed Liabilities, or the Firearm Business shall, to the fullest extent permitted by Applicable Law, not constitute a waiver of any such Privilege, and (iv) it would be impracticable to remove or segregate any Privileged Information relating to the AOUT Assets, the AOUT Assumed Liabilities, the AOUT Assumed Actions, or the Outdoor Products and Accessories Business, and therefore the failure of any member the SWBI Group to remove or segregate any Privileged Information relating to the AOUT Assets, the AOUT Assumed Liabilities, the AOUT Assumed Actions, or the Outdoor Products and Accessories Business shall, to the fullest extent permitted by Applicable Law, not constitute a waiver of any such Privilege.

(d)Upon the receipt by any member of the AOUT Group of any subpoena, discovery request or other request, that may reasonably be expected to require the production or disclosure of Privileged Information relating to the SWBI Assets, the SWBI Assumed Liabilities, the SWBI Assumed Actions, or the Firearm Business, AOUT shall promptly notify SWBI of the subpoena, discovery request, or other request and shall provide SWBI a reasonable opportunity to review such subpoena, discovery request, or other request and to assert any Privilege or right any member of the SWBI Group may have to prevent the disclosure of such Privileged Information or to preserve any Privilege with respect to such Privileged Information. Upon the receipt by any member of the SWBI Group of any subpoena, discovery request, or other request that may reasonably be expected to require the production or disclosure of Privileged Information relating to the AOUT Assets, the AOUT Assumed Liabilities, the AOUT Assumed Actions, or the Outdoor Products and Accessories Business, SWBI shall promptly notify AOUT of the subpoena, discovery request, or other request and shall provide AOUT with a reasonable opportunity to review such subpoena, discovery request, or other request and to assert any Privilege or right any member of the AOUT Group may have to prevent the disclosure of such Privileged Information or to preserve any Privilege with respect to such Privileged Information.

Section 4.8Limitation of Liability. Except as otherwise provided in this Agreement, no party (or any other member of its Group) shall have any liability to any other party (or any other member of its Group) in the event that any information, books, or records exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested information, books, or records is not provided, in the absence of willful misconduct by the party (or any other member of its Group) requested to provide such information, books, or records. No party (or any other member of its Group) shall have any liability to any other party (or any other member of its Group) if any information, books, or records is destroyed after commercially reasonable efforts by such party (or any other member of its Group) to comply with the provisions of Section 4.5.

Section 4.9Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article 4 are subject to any specific limitations, qualifications, or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Confidential Information set forth in any Ancillary Agreement. Notwithstanding anything in this Agreement to the contrary, (a) the Tax Matters Agreement shall govern the retention of Tax related records and the exchange of Tax related information and (b) the Employee Matters Agreement shall govern the retention of employment and benefits related records.

Section 4.10Conduct of Incidents Subject to SWBI Insurance.

(a)AOUT, for itself and the other members of its Group, acknowledges and agrees that coverage for the Outdoor Products and Accessories Business under the insurance policies of SWBI and the members of the SWBI Group (other than insurance policies, insurance contracts, and claim administration contracts established in contemplation of the Distribution to cover only the AOUT Group after the Distribution Time (the “Post-Distribution Insurance Arrangements”)) will cease as of the Distribution Time, and that, except as set forth in this Section 4.10, neither SWBI nor any member of its Group will purchase or be required to purchase any “tail” policy or other additional or substitute coverage for the benefit of AOUT or the other members of the AOUT Group relating to the Outdoor Products and Accessories Business applicable in any period after the Distribution Time.

(b)Notwithstanding the foregoing, SWBI, for itself and the other members of its Group, agrees that SWBI or any other member of its Group shall, with respect to (i) any act, omission, circumstance, occurrence, or incident arising prior to the Distribution Time that relates to the Outdoor Products and Accessories Business that is potentially covered by an occurrence-based insurance policy of SWBI or any other member of its Group (each, a “SWBI Occurrence-Based Policy”) in effect prior to the Distribution Time, (ii) any act, omission, circumstance, occurrence, or incident arising or occurring prior to the Distribution Time that relates to the Outdoor Products and Accessories Business that is potentially covered by an insurance policy of SWBI or any other member of its Group written on a “claims made” basis (“SWBI Claims-Made Policies”) in effect prior to the Distribution Time, or (iii) any act, omission, circumstance, occurrence, or incident arising or occurring prior to the Distribution Time that relates to the Outdoor Products and Accessories Business that is potentially covered by an insurance policy of SWBI or any other member of its Group written on a “loss discovered” basis (“SWBI Loss Discovered-Policies” and together with the SWBI Occurrence-Based Policies and the SWBI Claims-Made Policies, the “SWBI Shared Policies”) (i) not relinquish any of its or their rights, or take any actions (other than the making of claims under the SWBI Shared Policies) that could reasonably be expected to reduce or otherwise limit the available coverage for any claim with respect to any act, omission, circumstance, occurrences, or incident arising prior to the Distribution Time that relates to the Outdoor Products and Accessories Business under any of the SWBI Shared Policies, (ii) upon request of AOUT or any other member of its Group, report such claim with respect to any act, omission, circumstance, occurrences, or incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of the applicable SWBI Shared Policy and use commercially reasonable efforts to administer such claims, (iii) include AOUT and the relevant member of its Group on material correspondence and any possible Action relating to such claim with respect to any act, omission, circumstance, occurrence, or incident, and (iv) instruct that such proceeds are paid directly to the injured party in settlement of any claim with respect to any act, omission, circumstance, occurrence, or incident, rather than to SWBI or the other members of its Group, or, if such proceeds are received by SWBI or any other member of its Group, pay such proceeds over to AOUT or the other relevant member of its Group; provided that AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, notify SWBI promptly of any potential claim with respect to any act, omission, circumstance, occurrence, or incident, and cooperate in the investigation and pursuit of any claim, and the AOUT Group shall have the right to effectively associate in the pursuit of any claim with respect to any act, omission, circumstance, occurrence, or incident, including the ability to withhold consent to any proposed claim settlement (such consent not to be unreasonably conditioned, withheld, or delayed) and shall bear all reasonable out-of-pocket expenses incurred by SWBI or the other members of its Group in connection with the foregoing; provided further that SWBI and the other members of its Group shall be obligated to use only commercially reasonable efforts to pursue any claim with respect to any act, omission, circumstance, occurrence, or incident that are potentially covered by available SWBI Shared Policies and shall not, for the avoidance of doubt, have any obligation to commence any litigation with respect to any matter potentially covered by any SWBI Shared Policy unless the costs of such litigation are borne by the AOUT Group. The AOUT Group shall bear responsibility for any deductible payments required to be made under the SWBI Shared Policies in respect of any such claims with respect to any such act, omission, circumstance, occurrence, or incident.

(c)Notwithstanding the foregoing Section 4.10(a), with respect to the SWBI Loss Discovered Policies providing cyber and privacy coverage to SWBI and the other members of its Group, on the one hand, and the Post-Distribution Insurance Arrangements providing cyber and privacy coverage to AOUT and the other members of its Group, on the other hand (collectively, the “Cyber Policies”), in the event of any Cyber Event arising or occurring at or following the Distribution Time that affects, impacts, or relates to both SWBI (or any other member of its Group) and AOUT (or any other member of its Group) and that is potentially covered by such Cyber Policies (a “Cyber Insurance Event”), including any Cyber Event occurring in connection with services to be provided pursuant to the Transition Services Agreement, then SWBI and the other members of its Group, on the one hand, and AOUT and the other members of its Group, on the other hand, shall cooperate in good faith with respect to the making of any claims with respect to such Cyber Insurance Event with the respective Cyber Policies of the AOUT Group, on the one hand, and the SWBI Group, on the other hand; provided that neither SWBI and the other members of its Group, on the one hand, nor AOUT and the other members of its Group, on the other hand, shall be covered by, or have any right to make any claim against or otherwise seek coverage under, any of the Cyber Policies of the other Group with respect to any such Cyber Insurance Event.

(d)If, after the Distribution Time, AOUT or any of the other members of its Group reasonably requires any information regarding claims data for renewal purposes or other information pertaining to a claim or to any occurrence or alleged wrongful act, omission, circumstance, occurrence, or incident which occurred prior to the Distribution Time (regardless of when such occurrences or alleged wrongful acts, omissions, circumstances, occurrences, or incidents may be reported) that could reasonably be expected to give rise to a claim (including any pre-Distribution claims under any SWBI Shared Policy) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer, or otherwise manage a claim, then, subject to the provisos in Section 4.10, SWBI shall cause such information to be supplied to AOUT or the relevant member of its Group, to the extent such information is in the possession and control of the SWBI Group or can be reasonably obtained by the SWBI Group, reasonably promptly upon a written request therefore. In furtherance of the foregoing, if any Third Party requires the consent of any member of the SWBI Group to the disclosure of claims data or information maintained by an insurance company or other Third Party in respect of any claim (including any pre-Distribution claims under any SWBI Shared Policy), such consent shall not be unreasonably withheld, conditioned, or delayed.

Section 4.11Trademark Phase Out.

(a)Except as expressly provided in the Trademark License Agreement or any Post-Distribution Commercial Agreement, as soon as reasonably practicable, but in any event within one hundred eighty (180) days, following the Distribution Time, AOUT shall, and shall, to the fullest extent permitted by Applicable Law, cause the members of the AOUT Group to, cease any and all use of the SWBI Names and Marks and remove, conceal, cover, redact, and/or replace the SWBI Names and Marks from any and all AOUT Assets and any other assets and materials under their possession or control bearing such SWBI Names and Marks.

(b)Except as expressly provided in any Post-Distribution Commercial Agreement, as soon as reasonably practicable, but in any event within one hundred eighty (180) days, following the Distribution Time, SWBI shall, and shall, to the fullest extent permitted by Applicable Law, cause the members of the SWBI Group to, cease any and all use of the AOUT Names and Marks and remove, conceal, cover, redact, and/or replace the AOUT Names and Marks from any and all SWBI Assets and any other assets and materials under their possession or control bearing such AOUT Names and Marks.

Article 5
RELEASE; INDEMNIFICATION

Section 5.1Release of Pre-Distribution Claims.

(a)Except (i) as provided in Section 5.1(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each party does hereby, on behalf of itself and, to the fullest extent permitted by Applicable Law, each other member of its Group, and each of their successors and permitted assigns, release and forever discharge the other party and the other members of such party’s Group, and their respective successors and permitted assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, employees, or attorneys serving as independent contractors of such other party or any other member of its Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors, and permitted assigns (collectively, the “Released Parties” and each, a “Released Party”), from any and all demands, Claims, Actions, and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any Contract, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability, or any other liability under any theory of law or equity of, or any violation of Applicable Law by any Released Party), existing or arising from any acts, omissions, circumstances, occurrences, or incidents occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Time.

(b)Nothing contained in Section 5.1(a) shall impair any right of any Person identified in Section 5.1(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 5.1(a) shall release or discharge any Person from:

(i)any Liability assumed, transferred, assigned, retained, or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii)any Liability that is expressly specified in this Agreement (including Section 2.6 and Section 2.7) or any Ancillary Agreement to continue after the Distribution Time, but subject to any limitation set forth in this Agreement (including Section 2.6 and Section 2.7) or any Ancillary Agreement relating specifically to such Liability;

(iii)any demand, Claim, Action, or Liability that the parties may have with respect to claims for indemnification, recovery, or contribution brought pursuant to this Agreement or any Ancillary Agreement, which demand, Claim, Action, or Liability shall be governed by the provisions of this Article 5, or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(iv)any demand, Claim, Action, or Liability the release of which would result in the release of any Person, other than a Released Party; provided, however, that the parties hereto agree not to bring or allow, to the fullest extent permitted by Applicable Law, any other member of its Group to bring any suit, action, or proceeding against the other party, any other member of its Group, or any related Released Party with respect to any such Liability.

In addition, nothing contained in Section 5.1(a) shall release any party or any member of its Group from honoring its existing obligations to indemnify, or advance expenses to, any Person (x) who was a director, officer, employee, or agent of such party or any other member of its Group at or prior to the Distribution Time, or (y) was serving at the request of such party or any other member of its Group as a director, officer, employee, or agent of another Person (other than an individual) at or prior to the Distribution Time, in each case, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations; provided, however, that to the extent applicable, Section 5.2 hereof shall determine whether any party shall be required to indemnify the other or another member of its Group in respect of such Liability.

(c)No party hereto shall make, nor, to the fullest extent permitted by Applicable Law, permit any other member of its Group to make, any demand or Claim, or commence any Action asserting any demand or Claim, including any Claim of or demand for contribution or indemnification, against the other party, or any related Released Party, with respect to any demand, Claim, Action, or Liability released pursuant to Section 5.1(a).

(d)It is the intent of each of the parties and the other members of their respective Group, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts, omissions, circumstances, occurrences, or incidents occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Time between members of the SWBI Group, on the one hand, and members of the AOUT Group, on the other hand (including any Contract existing or alleged to exist between the Groups on or before the Distribution Time), except as expressly set forth in Section 5.1(b) or as expressly provided in this Agreement or any Ancillary Agreement. At any time, at the reasonable request of either SWBI or AOUT, the other party hereto shall and shall, to the fullest extent permitted by Applicable Law, cause the other members of its Group to, execute and deliver releases reflecting the provisions hereof.

Section 5.2AOUT Indemnification of the SWBI Group.

(a)Effective as of and after the Distribution Time, AOUT shall indemnify, defend, and hold harmless each member of the SWBI Group, each Affiliate thereof, and each of their respective past, present, and future directors, officers, employees, and agents and the respective heirs, executors, administrators, successors, and permitted assigns of any of the foregoing (collectively, the “SWBI Indemnitees” and each, a “SWBI Indemnitee”) from and against any and all Liabilities incurred or suffered by any of the SWBI Indemnitees arising out of or in connection with (i) any of the AOUT Liabilities, or the failure of any member of the AOUT Group to pay, perform, or otherwise discharge any of the AOUT Liabilities, (ii) any breach by AOUT or any other member of the AOUT Group of this Agreement or any Ancillary Agreement, (iii) the ownership or operation of the Outdoor Products and Accessories Business or the AOUT Assets, prior to, on, or after the Distribution Date, (iv) any payments made by SWBI or any other member of the SWBI Group in respect of any Guarantee given or obtained by any member of the SWBI Group for the benefit of any member of the AOUT Group or the Outdoor Products and Accessories Business, or any Liability of any member of the SWBI Group in respect thereof, and (v) any use of any Licensed SWBI IP (as defined in the Trademark License Agreement) or the SWBI Names and Marks by AOUT, by any member of the AOUT Group or any permitted sublicensee under the Trademark License Agreement.

(b)Effective as of and after the Distribution Time, AOUT shall indemnify, defend, and hold harmless each of the SWBI Indemnitees and each Person, if any, who controls any SWBI Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10, the Information Statement, the Equity Compensation Registration Statement, or any offering or marketing materials prepared in connection with the AOUT Financing Arrangements or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, to the extent, but only to the extent that, such Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based on information furnished by the AOUT Group regarding the business, operations, financial results, stockholder communications, risks, management, management compensation levels, and stock ownership of AOUT.

Section 5.3SWBI Indemnification of the AOUT Group.

(a)Effective as of and after the Distribution Time, SWBI shall indemnify, defend, and hold harmless each member of the AOUT Group, each Affiliate thereof, and each of their respective past, present, and future directors, officers, employees, and agents and the respective heirs, executors, administrators, successors, and permitted assigns of any of the foregoing (collectively, the “AOUT Indemnitees” and each, an “AOUT Indemnitee”) from and against any and all Liabilities incurred or suffered by any of the AOUT Indemnitees and arising out of or in connection with (i) any of the SWBI Liabilities, or the failure of any other member of the SWBI Group to pay, perform, or otherwise discharge any of the SWBI Liabilities, (ii) any breach by SWBI or any other member of the SWBI Group of this Agreement or any Ancillary Agreement, (iii) the ownership or operation of the Firearm Business or the SWBI Assets, prior to, on, or after the Distribution Date, and (iv) any payments made by AOUT or any other member of the AOUT Group in respect of any Guarantee given or obtained by any member of the AOUT Group for the benefit of any member of the SWBI Group or the Firearm Business, or any Liability of any member of the AOUT Group in respect thereof.

(b)Effective as of and after the Distribution Time, SWBI shall indemnify, defend, and hold harmless each of the AOUT Indemnitees and each Person, if any, who controls any AOUT Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10, the Information Statement, the Equity Compensation Registration Statement, or any offering or marketing materials prepared in connection with the AOUT Financing Arrangements or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based on information furnished by any member of the SWBI Group regarding the business, operations, financial results, stockholder communications, risks, management, management compensation levels, and stock ownership of SWBI.

Section 5.4Procedures.

(a)The SWBI Indemnitee or AOUT Indemnitee seeking indemnification under Section 5.2 or Section 5.3, respectively (the “Indemnified Party”), agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any demand or claim, or the commencement of any other Action (each, a “Claim”) in respect of which indemnity may be sought under Section 5.2 or Section 5.3, as applicable, and shall provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under Section 5.2 or Section 5.3, as applicable, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third Party Claim”) and, subject to the limitations set forth in this Section 5.4, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 5.4(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not so notify the Indemnified Party, the Indemnified Party shall have the right to defend or contest such Third Party Claim through counsel chosen by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 5.4. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific).

(c)If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 5.4(b), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and such Indemnified Party, the reasonable and documented fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d)Each of the Indemnifying Party and the Indemnified Party shall cooperate, and shall cause, to the fullest extent permitted by Applicable Law, their respective Affiliates to, cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, or appeals, as may be reasonably requested in connection therewith.

(e)Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Liabilities payable under Section 5.2 or Section 5.3 and the reasonable expenses incurred in connection therewith shall be treated as Liabilities subject to indemnification under Section 5.2 or Section 5.3.

(f)If any Third Party Claim shall be brought against a member of either Group, then the Action relating to such Third Party Claim shall be deemed to be an AOUT Assumed Action or an SWBI Assumed Action in accordance with Sections 4.2(a) or 4.2(b), respectively, to the extent applicable, and AOUT, in the case of any AOUT Assumed Action, or SWBI, in the case of any SWBI Assumed Action, shall be deemed to be the Indemnifying Party for the purposes of this Article 5. In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the parties shall and shall, to the fullest extent permitted by Applicable Law, cause its applicable Affiliate to, use commercially reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

Section 5.5Calculation of Indemnification Amount. Any indemnification amount owed pursuant to Section 5.2 or Section 5.3 shall be paid (a) net of any amounts actually recovered by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor, and (b) taking into account any Tax Benefit allowable to the Indemnified Party and any Tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Liabilities. SWBI and AOUT agree that, for all Tax purposes, any payment made pursuant to this Article 5 will be treated as provided under Section 2.01(d) of the Tax Matters Agreement. If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Liabilities, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.

Section 5.6Contribution. If for any reason the indemnification provided for in Section 5.2 or Section 5.3 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the SWBI Group, on the one hand, and the AOUT Group, on the other hand, in connection with the act, omission, circumstance, occurrence, or incident that resulted in such Liabilities.  In case of any Liabilities arising out of or related to information contained in the Form 10, the Information Statement, the Equity Compensation Registration Statement, or any offering or marketing materials prepared in connection with the AOUT Financing Arrangements, the relative fault of the SWBI Group, on the one hand, and the AOUT Group, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by AOUT or any other member of its Group, on the one hand, or SWBI or any other member of its Group, on the other hand.

Section 5.7Non-Exclusivity of Remedies. Subject to Section 5.1, the remedies provided for in this Article 5 are not exclusive and shall, to the fullest extent permitted by Applicable Law, not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 5.4 and 5.5 shall be the exclusive procedures governing any indemnity action brought under this Article 5.

Section 5.8Survival of Indemnities. The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 5 shall survive the sale or other transfer of any such Person of any of its assets, business, or liabilities.

Section 5.9Ancillary Agreements. If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any Person be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

Article 6
MISCELLANEOUS

Section 6.1Notices. Any notice, instruction, direction, or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, mail, or e-mail transmission to the following addresses:

If to SWBI to:

Smith & Wesson Brands, Inc.
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
Email:	rcicero@smith-wesson.com
Attn:	General Counsel

with a copy to:

Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Email:	kantr@gtlaw.com
beckk@gtlaw.com
Attn:	Robert S. Kant
Katherine A. Beck

If to AOUT to:
American Outdoor Brands, Inc.
1800 North Route Z
Columbia, Missouri 65202
Email:	dbrown@aob.com
Attn:	Chief Counsel

with a copy to:
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Email:	kantr@gtlaw.com
beckk@gtlaw.com
Attn:	Robert S. Kant
Katherine A. Beck

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests, and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request, or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.2Amendments; No Waivers.

(a)Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by SWBI and AOUT, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall, to the fullest extent permitted by Applicable Law, be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 6.3Expenses.  SWBI and AOUT shall each bear the costs and expenses incurred or paid by it or the other members of its respective Group in connection with the Transfer, the Distribution, and any other related transaction, as applicable, set forth below their respective names on Schedule 6.3. All other third-party fees, costs, and expenses paid or incurred in connection with the foregoing (except as specifically allocated pursuant to the terms of this Agreement or any Ancillary Agreement) shall be paid by the party or Group incurring such fees or expenses, whether or not the Distribution occurs, or as otherwise agreed by the parties in writing.

Section 6.4Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate, or otherwise transfer any of its rights or obligations (or those of any other member of its Group) under this Agreement without the consent of the other party hereto. If any party or any of its successors or permitted assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and permitted assigns of such party shall assume all of the obligations of such party under this Agreement and the other Distribution Documents.

Section 6.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State, all rights and remedies being governed by said laws.

Section 6.6Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 4.7 and the indemnification and release provisions of Article 5, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 6.7Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition, or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto or any other member of its Group with respect to the transactions contemplated hereby or by the other Distribution Documents, and such reliance is hereby expressly disclaimed by SWBI, for itself and, to the fullest extent permitted by Applicable Law, the other members of its Group, and AOUT for itself and, to the fullest extent permitted by Applicable Law, the other members of its Group.  Except as provided in Section 2.4, without limiting Section 5.9 and subject to Section 6.8, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters; provided, that except as provided for in Section 2.4 to extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Transfer Agreement, this Agreement shall control with respect to all matters.

Section 6.8Tax Matters.  Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural, and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement. For the avoidance of doubt, to the extent of any inconsistency between this Agreement and either of the Tax Matters Agreement or Employee Matters Agreement, the terms of the Tax Matters Agreement or Employee Matters Agreement, as the case may be, shall govern.

Section 6.9Jurisdiction.  To the fullest extent permitted by Applicable Law, each of the parties hereto, for themselves and, to the fullest extent permitted by Applicable Law, for the other members of their respective Group, (a) agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively resolved by the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter) or, if the Superior Court of the State of Delaware does not have jurisdiction over a particular mater, any federal court of the United States sitting in the State of Delaware (the “Delaware Courts”), (b) irrevocably consents to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts therefrom), (c) irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in the Delaware Courts or that any such suit, action, or proceeding brought in the Delaware Courts has been brought in an inconvenient forum, (d) agrees that process in any such suit, action, or proceeding may be served on any party or any member of its Group anywhere in the world, whether within or outside of the jurisdiction of the Delaware Courts, and (e) agrees that service of process on such party or any member of the Group as provided in Section 6.1 shall be deemed effective service of process on such Person.

Section 6.10WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO, FOR THEMSELVES AND, TO THE FULLEST EXTENT PERMITTED BY Applicable Law, for the other members of their respective group, waives any right such person may have to a trial by jury with respect to any action, suit, or proceeding seeking to enforce any provisions of, OR based on any matter arising out of or in connection with this agreement or the transaction contemplated hereby.

Section 6.11Termination.  Notwithstanding any provision of this Agreement to the contrary, the Board of Directors of SWBI may, in its sole discretion and without the approval of AOUT or any other Person, at any time prior to the Distribution Time terminate this Agreement and/or abandon the Distribution, whether or not any Person has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall, to the fullest extent permitted by Applicable Law, forthwith become void and neither SWBI nor AOUT, nor any other member of their respective Group, nor any of their respective directors, officers, employees, or agents shall have any liability or further obligation to any other Person by reason of this Agreement.

Section 6.12Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not, to the fullest extent permitted by Applicable Law, in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 6.13Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 6.14Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.15Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall, to the fullest extent permitted by Applicable Law, be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any of the provisions of this Agreement.

Section 6.16Specific Performance. Each party to this Agreement, for itself, and, to the fullest extent permitted by Applicable Law, for the other members of its Group, acknowledges and agrees that monetary damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each party agrees, for itself, and, to the fullest extent permitted by Applicable Law, for the other members of its Group, that, if there is a breach or threatened breach, in addition to any damages, the nonbreaching party, without posting any bond, shall, to the fullest extent permitted by Applicable Law, be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (a) to perform its obligations under this Agreement or (b) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other lawful actions as are necessary, advisable, or appropriate to give the other party the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 6.17Performance. Each party shall cause to be performed all actions, agreements, and obligations set forth herein to be performed by any other member of such party’s Group.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SMITH & WESSON BRANDS, INC.

By:
Name:	Mark P. Smith
Title:	President and Chief Executive Officer

AMERICAN OUTDOOR BRANDS, INC.

By:
Name:	Brian D. Murphy
Title:	President and Chief Executive Officer